Exhibit 4.17

CERTAIN IDENTIFIED INFORMATION MARKED ([* * *]) HAS BEEN OMITTED
FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (ii)
WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

[Unofficial Translation from Hebrew Original]

Addendum 3 to the Lease Agreement of July 10, 2017

Prepared and signed in Tel Aviv on July 10, 2023

between	Minrav Group Ltd. 52-0034505

(Formerly Unihead Biopark Ltd.)

Raoul Wallenberg Street 24, Ziv Tower, Building D, Tel Aviv

(“the Company” or “the Lessor”)

On the one hand;

And	BiondVax Pharmaceuticals Ltd. 51346105

JBP Building Hadassah Ein Kerem, Jerusalem

(“the Tenant”)

On the other hand;

Whereas:	an unprotected lease agreement, with its extensions and additions (“the Lease Agreement”), was signed between the parties it was signed on July 10, 2017, by virtue of which the Lessee leases from the Company laboratories and offices in an area of approximately 1,845 square meters (gross) which constitutes the entire area of the second floor (“the Leased”), in a building in the compound of the medical campus of Hadassah and the Hebrew University of Ein Kerem in Jerusalem (“Structure”), as specified in the Lease Agreement;

Whereas: and the Tenant applied to the Company with a request to [***];

Whereas:	and the Company acceded to the Tenant’s request, all subject to the provisions of the Lease Agreement and the terms of this Addendum as detailed below.

Therefore, it was agreed, declared and stipulated between the parties as follows:

1.	Introduction and Interpretation

1.1.	The preamble and appendices to this addendum are an integral part of it.

1.2.	The headings of the sections have been added for convenience purposes only and will not be used for the interpretation of this Addendum.

1.3.	The terms in this Addendum shall have the meaning set forth in the Lease Agreement, to the extent that they have not been expressly changed and with the necessary changes.

1.4.	Previous drafts of this Addendum shall have no weight in connection with the interpretation of the Lease Agreement and/or this Addendum and shall not be admissible in any judicial or quasi-judicial proceeding.

2.	[***] fees

2.1.	Notwithstanding what is stated in the Lease Agreement, [***].

2.2.	The remainder of the [***].

2.3.	For the avoidance of doubt, it is clarified that the Tenant undertakes to continue to bear all [***] payments and obligations during the [***], on time and precisely, in accordance with the provisions of the Lease Agreement, including (but not limited to) municipal taxes, electricity consumption, water and any payment to any third party in respect of the leased premises, all in accordance with the provisions of the Lease Agreement, and with the addition of VAT in accordance with the law.

2.4.	Without derogating from the aforesaid, it is agreed that at any time [***], in any case in which the Tenant violates any of the provisions of the Lease Agreement at any time, and does not correct its breach within 7 days from the date of the Lessor’s notice thereof, the Tenant shall [***], immediately upon receipt of the Lessor’s first demand.

3.	Secrecy

The Tenant undertakes to [***].

4.	General

4.1.	For the avoidance of doubt, it is clarified that in any case of a clear conflict between the provisions of the Lease Agreement and this Addendum, the provisions of this addendum will prevail.

4.2.	Any other or additional changes to the Lease Agreement or this Addendum shall be made in writing and signed by the parties, otherwise they shall be invalid.

4.3.	Any breach of any of the provisions of this Addendum will be considered a breach of the Lease Agreement, for all intents and purposes, and will provide the Landlord with all the remedies available to it under the Lease Agreement and/or by law, for such a breach.

And as proof, we have come to the signatory

/s/	/s/ Amir Reichman /s/ Uri Ben-Or
Minrav Group Ltd.	BiondVax Pharmaceuticals Ltd.
Company	The Tenant